Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE
CONTACT: Mark G. Meikle
William M. Watson, Jr
(540) 342-1831

ROANOKE ELECTRIC STEEL CORPORATION

REPORTS RECORD SALES, FOURTH QUARTER AND YEAR-END RESULTS

ROANOKE, Virginia, December 9, 2004 — Roanoke Electric Steel Corporation (Nasdaq: RESC) today reported record net earnings for the fourth quarter ended October 31, 2004, of $15,932,971, compared to earnings of $700,735 in the fourth quarter last year. Basic earnings per share for the quarter were $1.45 ($1.44 diluted), compared to earnings per share of $.06 ($.06 diluted) in the 2003 fourth quarter. Sales for the quarter were a record $143,728,167, up 57% from sales of $91,600,033 for the same period last year.

For the year ended October 31, 2004, the Company reported record net earnings of $30,446,248, compared to a net loss of $3,224,953 for fiscal 2003. Basic earnings per share were $2.78 ($2.76 diluted), compared to basic loss per share of $.29 ($.29 diluted) last year. Sales for fiscal 2004 were a record $479,377,188, a 54% increase from sales of $312,090,956 for fiscal 2003.

Donald G. Smith, Chairman and CEO, and T. Joe Crawford, President and COO, stated:

“Fiscal year 2004 was the best year in the history of our company, which was especially pleasing given the challenges of the last three years. The positive momentum which was established during 2003 not only continued, but grew significantly, with the establishment of new annual record totals for sales, net earnings and earnings per share. The improved performance for the year was, primarily, due to increased shipments and margins for mill products, as demand continued to be strong. The improved margins were attributable to increased selling prices. Our employees worked extremely hard in responding to the increased demand, and a number of production and shipment records were also set during the year to help meet our customers’ needs.

“As we look to fiscal 2005, we anticipate that the positive factors which have been driving our markets are sustainable and present a scenario for continued healthy price levels and volume for our products. Although our first quarter is historically challenging, due to the holidays and weather issues, our overall outlook for the year remains very positive.”

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Consolidated Statements of Earnings (Loss)

	Unaudited Three Months Ended October 31,		UnauditedYear Ended October 31,
	2004	2003	2004	2003
SALES	$143,728,167	$91,600,033	$479,377,188	$312,090,956
COST OF SALES	106,720,438	81,115,675	388,211,346	288,000,605

GROSS EARNINGS	37,007,729	10,484,358	91,165,842	24,090,351

OTHER OPERATING EXPENSES (INCOME)
Administrative	9,007,220	6,967,014	31,666,334	23,285,533
Interest expense	1,732,330	1,333,764	4,480,195	5,435,464
Profit Sharing	1,808,682	1,078,691	9,622,733	1,309,091
Interest income	(30,821)	(84,590)	(207,694)	(433,558)
Antitrust litigation settlement	—	—	(3,061,820)	(520,960)

Total	12,517,411	9,294,879	42,499,748	29,075,570

EARNINGS (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	24,490,318	1,189,479	48,666,094	(4,985,219)
INCOME TAX EXPENSE (BENEFIT)	8,557,347	488,744	18,219,846	(1,988,676)

EARNINGS (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	15,932,971	700,735	30,446,248	(2,996,543)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	—	(228,410)

NET EARNINGS (LOSS)	$15,932,971	$700,735	$30,446,248	$(3,224,953)

EARNINGS (LOSS) PER SHARE OF COMMON STOCK
Basic:
Earnings (loss) before cumulative effect of accounting change	$1.45	$0.06	$2.78	$(0.27)
Cumulative effect of accounting change	—	—	— —	(0.02)

Net earnings (loss)	$1.45	$0.06	$2.78	$(0.29)

Diluted:
Earnings (loss) before cumulative effect of accounting change	$1.44	$0.06	$2.76	$(0.27)
Cumulative effect of accounting change	—	—	— —	(0.02)

Net earnings (loss)	$1.44	$0.06	$2.76	$(0.29)

CASH DIVIDENDS PER SHARE OF COMMON STOCK	$0.11	$0.05	$0.36	$0.20

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	11,000,237	10,932,813	10,957,586	10,938,999

Diluted	11,089,635	10,946,104	11,034,445	10,945,346

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This release contains various forward-looking statements which represent the Company’s expectations or beliefs concerning future events. In accordance with the safe harbor provisions of the securities laws regarding such statements, the Company notes that a variety of factors, including economic and industry conditions, availability and prices of utilities, supplies and raw materials, prices of steel products, foreign and domestic competition, trade policies affecting imports and exports, governmental regulations, interest rates, inflation, labor relations, environmental concerns and compliance issues and other matters, could cause actual results and experience to differ materially from those expressed in the forward-looking statements.

Roanoke Electric Steel Corporation has steel manufacturing facilities in Roanoke, Virginia and Huntington, West Virginia, producing angles, rounds, flats, channels, beams, special sections and billets, which are sold to steel service centers, fabricators, original equipment manufacturers and other steel producers. Five subsidiaries are involved in various steel-related activities, consisting of scrap processing and bar joist, reinforcing bar and truck trailer beam fabrication.

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